Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4/A of our reports dated February 19, 2021, relating to the financial statements of Enterprise Financial Services Corp and subsidiaries, and the effectiveness of Enterprise Financial Services Corp and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10 -K of Enterprise Financial Services Corp and subsidiaries for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in the proxy statement/prospectus.

Saint Louis, Missouri

June 2, 2021